Exhibit 1

CHINA UNICOM LIMITED (Stock Code: 762)
(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of February 2007.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of February 2007.

Operational statistics for the month of February 2007 and the comparative figures for the previous month are as follows:-

	February 2007	January 2007
1. CELLULAR BUSINESS:
Aggregated Number of GSM Cellular Service Subscribers	107.952 million	106.882 million
- Post-paid Subscribers	55.423 million	54.823 million
- Pre-paid Subscribers	52.529 million	52.059 million
Aggregated Net Additions in 2007 of GSM Cellular Service Subscribers	2.079 million	1.009 million
- Post-paid Subscribers	1.156 million	0.556 million
- Pre-paid Subscribers	0.923 million	0.453 million
Aggregated Number of CDMA Cellular Service Subscribers	37.252 million	36.860 million
- Post-paid Subscribers	34.162 million	33.796 million
- Pre-paid Subscribers	3.090 million	3.064 million
Aggregated Net Additions in 2007 of CDMA Cellular Service Subscribers	0.759 million	0.367 million
- Post-paid Subscribers	0.708 million	0.343 million
- Pre-paid Subscribers	0.051 million	0.024 million
2. INTERNATIONAL & DOMESTIC LONG
DISTANCE TELEPHONE SERVICES:
Aggregated Usage Volume in 2007 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	1.6642 billion	0.8186 billion
- Domestic Long Distance	1.6369 billion	0.8035 billion
- International, Hong Kong, Macau & Taiwan Long-Distance	0.0273 billion	0.0151 billion
Aggregated Usage Volume in 2007 of Outgoing Calls of IP Telephone (minutes)	1.8645 billion	0.9838 billion
- Domestic Long Distance	1.8478 billion	0.9746 billion
- International, Hong Kong, Macau & Taiwan Long-Distance	0.0167 billion	0.0092 billion

Notes:

1.                                     All the Aggregated Numbers recorded for the months of January 2007 and February 2007 are aggregated data reported at     24:00 on 31 January 2007 and 28 February 2007 respectively.

2.                                     The accounting period of all Aggregated Net Additions in 2007 and all Aggregated Usage Volumes in 2007 for the month     of February 2007 is the period commencing from 0:00 on 1 January 2007 to 24:00 on 28 February 2007 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of January 2007 and February 2007 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Li Jianguo, Yang Xiaowei, Li Zhengmao, Li Gang and Zhang Junan
Non-executive Director:	Lu Jianguo
Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board CHINA UNICOM LIMITED CHU KA YEE Company Secretary

Hong Kong, 19 March 2007